UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37673	26-1394771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Park 42 Drive, Suite 160E
Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

James D. Harrington, Esq.

Workhorse Group Inc.

3600 Park 42 Drive, Suite 160E

Sharonville, Ohio 45241

513-360-4704

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2021 to December 31, 2021.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Workhorse Group Inc. (the “Company”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1, 2021 through December 31, 2021.

Conflict Minerals Disclosure

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01.

Item 1.02 Exhibit

Exhibit 1.01 to this report is the Company’s Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

Section 2 - Exhibits

Exhibit Number	Description

1.01	Workhorse Group Inc. Conflict Minerals Report for the period January 1, 2021 through December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

WORKHORSE GROUP INC.

Date: May 31, 2022	By:	/s/ James D. Harrington
	Name:	James D. Harrington
	Title:	Chief Administrative Officer, General Counsel & Secretary

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